Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth St. NW Washington, DC. 20036

October 13, 2020

CTO NEWCO REIT, Inc.

1140 N. Williamson Blvd., Suite 140

Daytona Beach, Florida 32114

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as Maryland counsel for CTO NEWCO REIT, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration on Form S-4 (Registration No. 333- 248583) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) of 4,710,808 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, to be issued in connection with the merger contemplated by the Agreement and Plan of Merger dated as of September 3, 2020, by and between the Company and CTO Realty Growth, Inc. (the “Merger Agreement”), which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the Maryland General Corporation Law, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP